Supplement dated October 30, 2017
to the Prospectuses and Statements of Additional Information for
CONSULTANT SOLUTIONS (CLASSIC, PLUS, ELITE, SELECT) (DATED MAY 1, 2017)
CONSULTANT I (DATED MAY 1, 2017)
LBL ADVANTAGE (DATED MAY 1, 2004)
CONSULTANT II (DATED MAY 1, 2004)
PREMIER PLANNER (DATED MAY 1, 2004)
INVESTOR’S SELECT (DATED MAY 1, 2007)

Issued by
LINCOLN BENEFIT LIFE COMPANY
LINCOLN BENEFIT LIFE VARIABLE ANNUITY ACCOUNT
This supplement updates certain information contained in the prospectus and statement of additional information for each of the variable annuity contracts listed above (each a “Contract”). All terms not defined in this supplement shall have the same meanings as the terms used in the prospectuses and statements of additional information. Please read this supplement carefully and keep it for future reference. No other action is required of you.

On September 28, 2017, Lincoln Benefit Life Company’s direct parent, Resolution Life, Inc. changed its name to LBL HoldCo II, Inc., and Lincoln Benefit Life Company’s indirect parent, Resolution Life Holdings, Inc. changed its name to LBL HoldCo, Inc.

On October 1, 2017, the indirect parent companies of Lincoln Benefit Life Company—Resolution Life L.P. and Resolution Life (Parallel) Partnership—entered into an agreement with SNH Acquisition, LLC and Southland National Holdings, Inc. to sell LBL HoldCo, Inc. and its subsidiaries, including Lincoln Benefit Life Company, to SNH Acquisition, LLC (the “Transaction”).  The Transaction is subject to required regulatory approvals.  Subject to the receipt of such regulatory approvals, the Transaction is targeted to close in the 1st quarter of 2018.

The terms and provisions of your Contract will not be changed by the Transaction, and Lincoln Benefit Life Company will continue to honor all of its obligations under your Contract.  The Transaction will not change the fact that Lincoln Benefit Life Company is the named insurer under your Contract.  Following the Transaction, the Prudential Insurance Company of America or an affiliate will continue to reinsure the Contracts and administer the Variable Account and the Contracts.

If you have any questions about this supplement, please contact your financial professional or our Variable Annuities Service Center at (800) 457-7617. Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.

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